Exhibit 99.1

ANCONA ACQUIRES ASSETS AND DISTRIBUTION RIGHTS FROM VISUALMED CLINICAL SYSTEMS.

Company enters the fast growing field of hospital clinical management solutions

MONTREAL, OCTOBER 26, 2004 - Ancona Mining Corporation (OTCBB: ANAG) is pleased to announce that it has completed the acquisition of key commercial assets from VisualMED Clinical Systems Corp. of Montreal and will become active in the rapidly expanding field of integrated clinical management systems for hospitals and regional healthcare organisations.

Ancona has taken over VisualMED Clinical Systems' clients and distribution contracts and will now market the VisualMED software solutions for clinical medicine and related areas of the health-care market. Some of VisualMED's experienced management team has joined Ancona and will be overseeing the pipeline of prospective clients. Ancona has not yet generated any revenues or clients in this new business direction.

These clinical management solutions help hospitals and governments reduce medication errors, increase personnel efficiency and bring down operating costs. The main module, Computerized Physician Order Entry (CPOE) system is a core solution in the new agenda to promote greater patient safety and reduce the growing death rate from medication errors in America.

The VisualMED technology currently running at Physicians Hospital in El Paso, Texas is now being supported by ANCONA. "After the successful implementation of the VisualMED technology in Texas, ANCONA hopes to attract prospective customers as it begins marketing these software solutions." says new Chairman, Gerard Dab. According to a 2003 survey from the HIMSS Organization, more than 60% of hospital CIOs who responded considered CPOE one of the most important next steps for their hospital. The VisualMED CPOE is well-rated by the influential Leapfrog Group (www.leapfrog.org). Currently, there are significant negotiations with institutions in the US, Canada, Italy and France.

Following the company's new business direction, the following Directors have been appointed to Ancona Board:

Mr. Gerard Dab who will serve as Chairman of the Board and CEO has more than twenty years experience as a business manager. He was a co-founder of VisualMED and led that company from its founding in 1998 to its recent development.

Dr. Arthur Gelston, President and Chief Science Officer, is a Senior Physician and a former Associate Professor of Medicine at McGill University. He was a co-founder of VisualMED in 1998 and served as its Chief Science Officer. Dr. Gelston has more than twenty years experience in the design and application of clinical hospital software.

Mr. Louis J. Lombardo is a management and operational consultant for American Express, New York and is President of Lombardo Consulting, L.P. He has had a 35 year career with American Express where he served as Executive Vice President, Client Service Delivery for American Express Travel Related Services Company in New York from 1985 to 1998.

Mr. Philippe Panzini is a high technology executive with more than 20 years experience in software and imaging technology. A co-founder of Discreet Logic of Montreal, a world leader in 2D imaging, he served as its Chief Technology Officer from 1997 to 1999. He received an Academy Award in 1998 for his contribution to the film industry. Through his activities at Discreet, Mr. Panzini traveled routinely to more than 20 countries, helping to establish a strong market presence around the world. He is currently a consultant to Apple Computer Corporation of Cupertino, CA.

In closing, Gerard Dab, Chairman and CEO concludes that "As was suggested in the 3rd Presidential debate 'the deployment of technologies that . . . reduce medical errors and lower the cost of healthcare' is now part of the national agenda. We hope that Ancona will benefit from the commercial interest that clinical systems such as VisualMED are now receiving in the marketplace".

Contact:

Gerard Dab, Chairman and CEO
Tel.: 514-274-1115
gdab@vmedsys.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.